EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated October 25, 2000, on our audits of the consolidated financial statements of Franklin Resources, Inc. and subsidiaries as of September 30, 2000 and 1999 and for the years ended September 30, 2000, 1999, and 1998, which report is included in this Annual Report on Form 10-K, in the following registration statements of Franklin Resources, Inc.

  . Form S-3 dated October 9, 1996 for the issuance of medium term notes, . Form S-3 filed September 30, 1994 for the registration of shares of common stock,
  . Forms S-8 for the Franklin Resources, Inc. 1998 Universal Stock Incentive
    Plan,
  . Form S-8 for Franklin Resources, Inc. United Kingdom Stock Option Plan,
  . Form S-8 for the Canada Stock Option Plan, as amended,
  . Form S-8 for the 1998 Employee Stock Investment Plan,

PricewaterhouseCoopers LLP

San Francisco, California
December 5, 2000